EXHIBIT 10.1


                               Licensing Agreement

     Agreement made this 30th day of May, 2007, by and between Evans Systems, Inc., a Texas Corporation, with a principal place of business at 1 Town Square Boulevard, Ste. 347, Asheville, North Carolina 28803 ("Licensee" or "Evans Systems") and Childwatch, Inc., a Not for profit Corporation, with a principal place of business at P.O. Box 691782, Orlando, Florida 32869 ("Licensor" or "Child Watch").

                                    RECITALS

     WHEREAS, Child Watch is the sole owner of certain trademarks, service marks, and trade names;

     WHEREAS, Child Watch is in the business of assisting parents of missing children and working with law enforcement in the search for a missing child by organizing volunteers and distributing posters; and

     WHEREAS, Evans Systems is desirous of obtaining a license to utilize certain trademarks and service marks of Child Watch in connection with the development of a Child Watch Alert Network on a digital signage network for the purpose of displaying pictures of missing persons to the public; and:

     WHEREAS, Child Watch is agreeable to such use by Evan Systems of certain trademarks and service marks subject to the provisions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. (a) Licensor grants to Licensee a License to the exclusive right to market the Product and Service and brand name world wide for a period commencing on June 1, 2007 (the "Effective Date") and ending five (5) years from the Effective Date (the "Initial Term") unless sooner terminated pursuant to the provisions of this Agreement. The term "License" as used herein shall mean the exclusive non-transferable right of Licensee to reproduce, market and distribute to end-users the Product and Service, Child Watch brand name and pictures of missing persons subject to the provisions of this Agreement. "Exclusive" shall mean that Licensor shall not engage in any similar promotions with other competing companies of Licensee during the term of this Agreement.

        (b) Grant. Subject to the provisions of this Agreement, including without limitation all Child Watch approval rights described herein, Child Watch hereby grants to Evan Systems, and Evan Systems hereby accepts the grant by Child Watch of, the exclusive, nontransferable right and license during the Term of this Agreement to use the Licensed Rights solely in connection with the development and operation of the Child Watch Network ("Network") in the Territory in accordance with the Terms set forth herein. "Licensed Rights" shall mean the right to develop and operate the Child Watch Network in the Territory,

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the right to offer the programs ("Licensed Services") subject to Child Watch's approval rights. The network will be named "Child Watch Network" and Child Watch will be the exclusive organization.

        (c) Reservation of Rights. No license or right is granted for the use of any trademark, service mark, trade dress, logo or similar identifying design other than the Licensed Marks and no right is granted for the offering of License Services or the sale of Branded Merchandise by any means or method other than as set forth in this Agreement and the attached Schedules; and Evans Systems shall exercise Licensed Rights and use the Licensed Marks only for the purposes of this Agreement and as prescribed herein, only with respect to the Licensed Rights, and only to offer such Licensed Services and/or sell such Branded Merchandise pursuant to the terms of this Agreement. Except as expressly set forth in this Agreement, no right of renewal or option to extend is granted and Evans Systems shall have no right to exercise the Licensed Rights; no right to use the Licensed Marks; and no right to continue marketing, distributing or selling Licensed Services and/or Branded Merchandise or to continue holding itself out as a licensee of Child Watch after the expiration or termination of this Agreement. Evan Systems shall have the right to a "Sell-Off" period as described in this agreement. All rights not specifically granted in this Agreement are expressly reserved by Child Watch.

        (d) It is mutually agreed that either party may terminate this Agreement at the end of the Initial Term by giving the other party written notice thereof at least Three (3) months prior to the expiration of the Initial Term. Should either party fail to give such notice, this Agreement shall continue upon the same terms and conditions in force and effective immediately prior to the expiration of the Initial Term, for an additional period of four (4) year periods. After the Initial Term, either party may terminate the renewal of this Agreement by giving ninety (90) days' written notice of its intention to terminate at any time prior to the expiration of the then current term.

2. Licensee hereby accepts the right to market the Product and Service and brand name and agrees to do so in accordance with the provisions of this Agreement.

3. Licensee is an independent contractor and nothing contained herein shall be deemed or interpreted to constitute Licensee to be the agent or legal representative of Licensor for any purpose whatsoever. Licensee is not granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Licensor, or to bind Licensor in any manner or fashion whatsoever.

4. Licensee shall pay to Licensor a royalty of fifteen (15%) percent on net sales of advertising revenue of generated through the digital signage network (the "Royalty Fee"). Net sales shall not include sales commissions or any customer deductions (such as discounts, sales and rebates). All expenses and disbursements incurred by Licensee shall be the sole responsibility of Licensee and Licensor shall not be obligated for those expenses or disbursements in any manner whatsoever.

5. Discharge of Responsibilities. Pursuant to the license granted in Section 1
(A) above, Evan Systems shall exercise the Licensed Rights and shall provide reports and information to Child Watch as herein required. Evan Systems shall expend all necessary capital toward the development of the Child Watch Network

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to fully exploit the rights granted by Child Watch herein, secure all employees, agents and technical skills necessary therefore and shall be responsible for all costs and expenses incurred by Evan Systems in the discharge of its obligations under this Agreement. Child Watch shall be under no obligation to provide any services or any other acts in regard to this Agreement, other than described herein. (These expenses should include the costs to operate the digital network and make all updates required by Child Watch for displaying pictures and info.)

6. Statement and Payments. By the fifteenth (15th) day following the end of each month, Evan Systems shall furnish full and accurate statements, certified by an officer of Evan Systems, showing all information relating to the calculation of Gross Revenue for such month. No Withholding. All payments made by Evan Systems under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any income, stamp or other taxes, charges, fees, deductions or withholdings.

7. Audits. Evan Systems shall keep accurate books of account and records covering all transactions relating to the license granted in this Agreement. Child Watch and its authorized representatives shall have the right, at all reasonable times and upon reasonable prior notice, to examine and audit such books of account and records and all other documents and materials in Evan Systems possession or under its control (including records of Evan Systems parents, subsidiaries, affiliates and third parties, if such exist and are involved in activities which relate to this Agreement) relating to this Agreement. Child Watch shall have free and full access for such purposes and shall have the right to make extracts and copies of and from such records and documents. Should an audit by Child Watch establish a deficiency between the amount found to be due Child Watch and the amount Evan Systems actually paid or reported, Evan Systems shall promptly pay the amount of such deficiency. Should such audit establish a deficiency of more than three percent (3%), Evan Systems shall also pay for the cost of the audit. All such books of account and records shall be kept available for at least three (3) years after the expiration or termination of this Agreement, or five (5) years after the end of the Contract Year, to which they relate, whichever is longer.

8. Annual Reports. Within ninety (90) days following the end of each Contract Year of this Agreement, Evan Systems shall deliver to Child Watch a written statement setting forth the Annual Gross Revenue for such Contract Year, including sufficient information and detail to confirm the calculation of all revenue generated from the operation of the Network, which statement shall be signed and certified as true and correct by an independent certified public accounting firm chosen by Evan Systems and acceptable to Child Watch, which acceptance shall not be withheld unreasonably. If this statement discloses that the amount of Royalty Fees paid during any period to which the report relates was less than the amount required to be paid or that any other amount is due Child Watch, Evan Systems shall immediately pay such amounts within 10 days.

9. Licensee shall pay Licensor within 15 days of the end of each month the Royalty. Payment from Licensee to Licensor shall be included with the written report described above. All payments will be made in United States dollars, at the address designated above by Licensor.

10. The provisions of Paragraph 1(a) and (b) notwithstanding, in the event that Licensee shall default in the terms and conditions of this Agreement on Licensee's part to be kept, performed and observed, including without limiting

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the generality of the foregoing, prompt payment of all royalties and other obligations incurred under the terms of this Agreement, this Agreement shall be subject to cancellation by Licensor upon thirty (30) days written notice by Certified Mail return receipt requested, to Licensee, during which period of fourteen (14) days Licensee shall have the right to remedy such default. Upon the remedying of such default the cancellation notice shall have no further force or effect.

     The provisions of Paragraph 1(a) and (b) notwithstanding, in the event that Licensor shall default in the terms and conditions of this Agreement on Licensor's part to be kept, performed and observed, including without limiting the generality of the foregoing, and other obligations incurred under the terms of this Agreement, this Agreement shall be subject to cancellation by Licensee upon thirty (30) days written notice by Certified Mail return receipt requested, to Licensor, during which period of fourteen (14) days Licensor shall have the right to remedy such default. Upon the remedying of such default the cancellation notice shall have no further force or effect.

11.  Ownership Rights.

     (a) Ownership of Technology. Each party shall retain ownership of all their Technology owned by it as of the Effective Date or first developed or reduced to practice thereafter by employees or consultants of either party or acquired from third parties. Further, both parties acknowledge that their Technology is their sole property, and that this Agreement only grants Licensee limited right to market and distribute the Product and Service.

     (b) Trademark Use During Agreement. During the term of this Agreement, both parties are authorized to use each others trademarks and logos. Both parties' uses of the trademarks and logos in connection with the advertisement, promotion and distribution of Licensee and Licensor products are subject to any and all restrictions to which either party is subject to. Either party's authorization to use the other party's trademarks and logos shall at all times be subject to review and the parties agree that it will alter its use of such trademarks and logos promptly upon written notification by the other party.

     (c) No Rights in Either Parties' Technology, Patents, Trademarks or Copyrights. Both Parties agree that it will not at any time during or after this Agreement, with the exception of what is covered in this agreement, assert or claim any interest to the other's Technology, Products, Service, patent, trademark, copyright, or any other intellectual property right relating to their Product, Service or Technology.

     (d) The trademarks and trade names under which Licensee markets Licensor Product and Service are the property of Licensor. This Agreement gives Licensee no rights therein, except the restricted license to reproduce such trademarks and trade names in connection with the purposes of this Agreement. Licensee may not market the Licensor Product and Service under any other or different name than those specified by Licensor.

     (f) Licensee agrees to maintain and respect the trademark, trade name and copyright notices of any Licensor products and services in connection with its advertisement and distribution of the Product and Service. Licensee hereby

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agrees to include a reference to Licensor in any advertisement for the Licensed
Product and Service. Licensor shall use reasonable commercial efforts to ensure compliance hereto. Licensee shall not take any action relating to the Licensor Product and Service that reflects unfavorably on the Licensor or upon Licensor's good name, goodwill or reputation. Licensee shall include appropriate legal notices of Licensor trademarks and shall not make any representations or warranties regarding the Product and Service, except as authorized by Licensor.

12. During the term of this Agreement, Licensee agrees to administer and maintain www.watchittech.com. However, the administration and maintenance of said website shall in no way be deemed or interpreted to constitute Licensor as owner of said site. Said website shall at all times be owned by Licensee. Further, Licensee shall be permitted to utilize and market the Service and brandname on Licensee's website, but any references to and Service listed on the website shall be removed when the agreement ends.

13. Both parties agree to use their best efforts to market and promote the Product and Service and the services of each party during the term of this Agreement.

14. In the event of termination of this Agreement, whether voluntary or involuntary, Licensee agrees that Licensee will not, for a period of ninety (90) days from the effective date of termination, engage in the manufacture, sale or distribution of the Product and Service similar to the exact items Licensed to Licensee hereunder. However, any pending sales or outstanding quotes as of the effective date of termination will be completed by both Licensor and Licensee and each party shall be entitled to the monies owed under the provisions hereof.

15. It is agreed between the parties hereto that there are no oral or other agreements or understandings between the parties relating to the selling or servicing of Product. This agreement supersedes all prior agreements between the parties and is intended to be a complete and exclusive statement of the full agreement of the parties.

16. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnities of each of the parties to this Agreement.

17. This Agreement and the interpretation and enforcement of the terms of this Agreement shall be governed under and subject to the laws of the State of Florida. Jurisdiction for court action, court and authorities in the State of Florida or the Federal District Court having venue for the State of Florida should have jurisdiction over all controversies that may arise with respect to this agreement. Company hereby waives any other venue to which it might be entitled to by virtue of domicile or otherwise and expressly consents and acknowledges that the courts and authorities in the State of Florida shall have jurisdiction.

18.  Indemnifications.

     (a) By Evan Systems. Evan Systems shall be solely responsible for, and shall defend, hold harmless and indemnify Child Watch, and its affiliates, directors, officers, employees and agents (collectively "Child Watch Parties")

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against, any claims, demands, causes of action or damages, including attorney's fees (collectively "Claims") arising out of: (i) any act or omission of Evan Systems hereunder, (ii) any breach of this Agreement by Evan Systems, (iii) any breach of the terms of this Agreement by Evan Systems (iv) the manufacture, distribution, advertisement, marketing, promotion, sale, possession or use of any Licensed Product or Services including, but not limited to, Claims relating to any defect (whether obvious or hidden and whether or not present in any sample approved by Child Watch) in a Licensed Product or in any packaging or other materials (including advertising or promotional materials), or any injuries to persons or property, or to Evan Systems failure to comply with any and all applicable Laws including, without limitation, laws relating to use of any patent, process, method, or device by Evan Systems in connection with the Licensed Products; or (vi) any Claim that the use of any design or graphic component of any Licensed Product violates or infringes upon the trademark, copyright, patent, trade secret, trade dress or other intellectual property rights of Child Watch or a third party.

     (b) Child Watch. Child Watch shall be solely responsible for, and shall defend, hold harmless and indemnify Evan Systems, its directors, officers, employees and agents against any Claims arising out of a claim that the use of a Licensed Mark which is used as authorized by this Agreement violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress) of a third party;

     (c) Conditions of Indemnification. As a condition of indemnification under this Section, the party seeking indemnification (for purposes of this Section called the "Indemnitee") shall give the other party (for purposes of this Section called the "Indemnifying Party") prompt written notice of any third party Claim. The Indemnifying Party shall have the right (but not the obligation) to assume the defense or settlement of any such Claim at its expense, by counsel of its choice. If the Indemnifying Party assumes such defense, the Indemnitee shall cooperate fully with and assist the Indemnifying Party in defense of the Claim and the Indemnifying Party shall reimburse the Indemnitee for all reasonable out-of-pocket expenses actually incurred by the Indemnitee in connection with such cooperation and assistance. The Indemnifying Party shall not enter into a settlement of such Claim or admit liability or fault without the Indemnitee's prior written approval.

     (d) Insurance. Evan Systems shall obtain and maintain, at its sole expense, product liability insurance and comprehensive general liability insurance providing protection for Child Watch and its Affiliates, as additional insured's on Evan Systems insurance policies or otherwise, against any Claims arising out of this Agreement, including without limitation, any alleged defects in the Licensed Products or Services or any use of the Licensed Products or Services, in an amount of no less than two million dollars combined single limit or bodily injuries and/or property damage without any deductible, uninsured amount. Such insurance shall be carried by an insurer with a rating by A.M. Best & Co. of A-7 or other rating satisfactory to Child Watch. Such insurance policy shall also provide that Child Watch receive written notice within thirty (30) days prior to the effective date of the cancellation, non-renewal or any material change in coverage. Evan Systems shall deliver to Child Watch a certificate of such insurance evidencing satisfactory coverage prior to conducting its first installation. Such insurance obligations shall not limit Evan Systems indemnity obligations, except to the extent that Evan Systems insurance company actually pays Child Watch amounts which Evan Systems would otherwise be obligated to pay Child Watch.

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19.  Nondisclosure and Confidentiality Requirements.

     (a) Nondisclosure Requirements. During the Term of this Agreement, either Child Watch or EVANS SYSTEMS (the "Provider") may provide Confidential Information to the other party (the "Recipient"). The Recipient shall not publish, reproduce, disclose or release the Confidential Information of the Provider, in whole or in part, to any third party (including without limitation to any contractor, agent, government agency, or customer) without the prior written consent of the Provider in its sole discretion. Notwithstanding anything stated to the contrary, the Recipient may publish such information to its accountants, auditors and pursuant to any appropriate and required court or administrative order. The Recipient shall not disclose Confidential Information to any subsidiary or other Affiliate of the Recipient unless that company has a need to know and agrees to be bound by the provisions of this Agreement.

     (b) Degree of Care. The Recipient shall employ at least the same degree of care in protecting the Confidential Information as it employs in protecting its own Confidential Information, but not less than a reasonable degree of care. Without limiting the foregoing, the Recipient shall not copy any Confidential Information, except as may be required to perform its duties under this Agreement, and shall store the Confidential Information in a secure place. The Recipient shall ensure that Confidential Information is disclosed only to those of its employees or third parties who require access to such information and who have been advised of the confidentiality provisions of this Agreement.

     (c) Use and Ownership of Confidential Information. The Recipient may receive and use Confidential Information pursuant to this Agreement solely for the purposes of this: Agreement. The Recipient shall not use the Confidential Information for the benefit of third parties. The Recipient understands and acknowledges that the Provider has a proprietary interest in and shall retain all rights to and ownership of Confidential Information. Upon request by the Provider, or upon the termination or expiration of this Agreement, Recipient will return to Provider all Confidential Information, including all copies, derivatives, or summaries thereof.

20. Goodwill. EVANS SYSTEMS and Child Watch recognize that (i) a portion of the value of the Licensed Marks is attributable to goodwill, (ii) the goodwill attached to the Licensed Marks belongs exclusively to Child Watch, and (iii) that the Licensed Marks have secondary meanings in the minds of the public.

21.  Ownership and Protection of Rights.

     (a) Unauthorized Activities. EVANS SYSTEMS shall promptly notify Child Watch in writing of any potential infringement of the Intellectual Property, and of the existence or sale of any Unauthorized Goods which comes to EVANS SYSTEMS's attention. Child Watch shall have the sole right to determine whether or not any action shall be taken on account of any such infringement. EVANS SYSTEMS agrees not to contact any third party, not to make any demands for claims and not to institute any suit or action on account of any infringement of Child Watch's rights or the Licensed Marks without obtaining the express prior written permission of Child Watch in each instance.

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     (b) Assistance in Protecting Marks. EVANS SYSTEMS shall cooperate to the fullest extent necessary to assist Child Watch in the protection of the Licensed Rights in the Territory in and to the Intellectual Property, including, without limitation, being named by Child Watch as a complainant in any action brought within the Territory against an infringer, and shall protect the rights of EVANS SYSTEMS in the Territory in and to the Intellectual Property. Child Watch and EVANS SYSTEMS shall share equally in the costs of protecting the rights of Child Watch in and to the Licensed Marks and all intellectual property rights in, to or arising from the Licensed Rights and/or Branded Merchandise.

         If EVANS SYSTEMS becomes aware of any infringement of any Licensed Marks that are not included in the Intellectual Property, it will use reasonable efforts to advise Child Watch of such infringement and, at Child Watch's request, shall provide reasonable cooperation and assistance to Child Watch in Child Watch's protection of those other Child Watch Marks.

     (c) Ownership of Marks. EVANS SYSTEMS acknowledges that Child Watch is the exclusive owner of all right, title, and interest in and to the Child Watch Licensed Marks (as described in this agreement) and is also the owner of the goodwill attached or which shall become attached to the Licensed Marks in connection with the business and goods in relation to which the same has been, is or shall be used. Sales of Child Watch Branded Merchandise by EVANS SYSTEMS shall be deemed to have been made by Child Watch for purposes of trademark registration or the accrual of common law trademark rights in and to the Child Watch Licensed Marks and any use of the Child Watch Licensed Marks by EVANS SYSTEMS shall inure to the benefit of Child Watch EVANS SYSTEMS shall not at any time, knowingly do or suffer to be done any act or thing which may in any way adversely affect any rights of Child Watch in and to any of the Child Watch Licensed Marks or any registration thereof or which, directly or indirectly, may reduce the value of the Child Watch Licensed Marks or detract from Child Watch's reputation. EVANS SYSTEMS shall not, at any time, do or suffer to be done any act or thing which may in any way adversely affect any rights of Child Watch in and to any Child Watch Licensed Mark or any registration thereof or which, directly or indirectly, may reduce the value of the Child Watch Licensed Marks. Any intellectual property rights in the Child Watch Licensed Marks which may arise out of their use with the Licensed Rights and Branded Merchandise and any associated goodwill which may accrue to EVANS SYSTEMS shall inure for the benefit of Child Watch.

     (d) Trade Dress. With respect to any legally protectible configuration, design, and trade dress of the Licensed Rights and/or Branded Merchandise (the "Product Trade Dress") developed in conjunction with the terms of this Agreement, EVANS SYSTEMS acknowledges that Child Watch is the exclusive owner of all right, title and interest in and to the Product Trade Dress, together with all the goodwill attached thereto. Sales of services and Branded Merchandise in the exercise of the Licensed Rights by EVANS SYSTEMS shall be deemed to have been made by Child Watch solely for purposes of accrual of rights in the Licensed Marks. Section 1 notwithstanding, nothing herein shall prevent Child Watch, upon the termination or expiration of this Agreement, from using the Licensed Marks in connection with products similar or identical to the Licensed Services and/or Branded Merchandise.

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     (e) Document Records. At Child Watch's request, EVANS SYSTEMS shall execute any documents reasonably required by Child Watch to confirm (i) Child Watch's ownership of all rights in and to the Licensed Marks and (ii) the respective rights of Child Watch and EVANS SYSTEMS pursuant to this Agreement. EVANS
SYSTEMS shall cooperate with Child Watch in connection with the filing and prosecution by Child Watch of (i) applications in Child Watch's name to register the Licensed Marks and the maintenance or renewal of such registrations as may issue; and (ii) such applications, agreements, or other documents as may be necessary to register EVANS SYSTEMS as a permitted or registered user of the Licensed Marks or is required to record this Agreement.

     (f) Markings; Notices. EVANS SYSTEMS shall use all marks, trade dress, and copyrights arising out of this Agreement strictly in compliance with the legal rights obtaining therein and shall use such markings in connection therewith as may be required by applicable law. Without limitation to the foregoing, Child Watch may from time-to-time designate such copyright, trademark or service mark notices (including the form, location and content of such notices) that EVANS SYSTEMS shall cause to appear on the Branded Merchandise and that EVANS SYSTEMS shall cause to appear on or within each Licensed Product.

     (g) Cross-Licensing; Co-Branding. EVANS SYSTEMS shall not cross-license or otherwise use any other licensed properties or marks with the Licensed Services, Branded Merchandise, Product Trade Dress, Product Copyrights, or Licensed Marks without first obtaining Child Watch's written approval.

     (h) Derivative Marks. EVANS SYSTEMS shall not during the Term, (i) use any form of the Licensed Marks or any logos or designs relating thereto except in the form and as expressly provided in this Agreement; or, during or after the Term, (ii) use any trademarks, trade names, service marks, logos or designs confusingly similar to the Licensed Marks.

22.  Compliance with Standards.

     (a) Unauthorized Goods. EVANS SYSTEMS understands and acknowledges the meanings of "Unauthorized Goods or Services" as used in this Agreement and EVANS SYSTEMS shall use all commercially reasonable means to prevent the creation of any such goods by its employees, agents, representatives or any others operating under its direction, supervision or control and involving the Child Watch Marks.

     (b) Compliance with Laws: Governmental Approvals. EVANS SYSTEMS shall at all times conduct all aspects of its business in a reasonable and professional manner and in compliance with all applicable Laws and highest standard of business ethics then prevailing in the industry. It shall be EVANS SYSTEMS's sole responsibility, at its sole expense, to obtain all approvals (including, but not limited to, approvals of advertising materials) of all Governmental Authorities which maybe necessary in connection with EVANS SYSTEMS's performance under this Agreement. Child Watch's approval of any promotional or advertising materials shall not imply a representation or belief that Child Watch believes such materials are sufficient to meet applicable Laws, nor shall it imply that Child Watch agrees with or supports any claims made by EVANS SYSTEMS in any advertising materials relating to the Licensed Services or Branded Merchandise.

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     (c) Customer Complaints. Both parties agree that if either party receives any written customer complaints and/or comments with respect to the Licensed Services and/or Branded Merchandise that party will forward the complaints and/or comments to the other party within ten (10) days of receipt. Each party shall provide the other with copies of all written responses to complaints. EVANS SYSTEMS shall not make any warranties or representations related to the Licensed Services and/or Branded Merchandise or establish any return or exchange policy without submitting in writing to Child Watch the proposed language of the such warranty, policy or representation and obtaining the prior written approval of Child Watch, in its sole discretion.

23.  Termination.

     (a) Child Watch Termination Events. Without prejudice to any other rights Child Watch may have pursuant to this Agreement or otherwise, Child Watch shall have the right to terminate this Agreement at any time if:

         EVANS SYSTEMS fails to pay the Royalty when due.

         EVANS SYSTEMS fails to timely remit a payment when due and shall fail to cure such non-payment within thirty (30) days of its receipt of written notice from Child Watch.

         EVANS SYSTEMS institutes voluntary proceedings in bankruptcy or permits the institution of such proceedings against it.

         EVANS SYSTEMS shall fail to perform any term or undertaking in this Agreement, the failure of which shall have a material adverse effect on Child Watch, unless EVANS SYSTEMS has promptly commenced and continues diligent efforts to remedy the default within thirty (30) days following written notice thereof EVANS SYSTEMS commits any act or omission resulting in fraud, willful misconduct or gross negligence.

         In CHILD WATCH's reasonable good faith discretion, CHILD WATCH determines that EVANS SYSTEMS, undermines the integrity or otherwise harms CHILD WATCH by any act or agreement not previously approved by CHILD WATCH, CHILD WATCH may terminate this agreement upon thirty (30) days written notice to EVANS SYSTEMS. If during such thirty day notice period, EVANS SYSTEMS cures the harm on Child Watch and its brands (in CHILD WATCH's reasonable good faith discretion), Child Watch shall rescind the termination notice.

         A termination pursuant to this Subsection 21 shall take effect (i) thirty (30) days after written notice of such failure to perform, default or breach is sent by Child Watch if such failure to perform, default or breach can be Completely Cured (as defined below) and such failure to perform, default or breach has not been Completely Cured during such thirty (30) day period, or (ii) immediately after written notice of such failure to perform, default or breach is sent by Child Watch if such failure to perform, default or breach cannot be Completely Cured. For purposes of this paragraph, "Completely Cured" means that

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such failure to perform, default or breach is cured so that, in the reasonable judgment of Child Watch, such failure to perform, default or breach will have had no effect on or caused no damage to Child Watch.

     (b) EVANS SYSTEMS Termination Events. Without prejudice to any other rights EVANS SYSTEMS may have pursuant to this Agreement or otherwise, EVANS SYSTEMS shall have the right to terminate this Agreement at any time if:

         (1) Child Watch shall be in breach of any material term or condition of this Agreement. A termination pursuant to this clause shall take effect (i) thirty (30) days after written notice of such failure to perform or breach is sent by EVANS SYSTEMS if such failure to perform or breach can be Completely Cured (as defined below) and such failure to perform or breach has not been Completely Cured during such thirty (30) day period, or (ii) immediately after written notice of such failure to perform or breach is sent by EVANS SYSTEMS if such failure to perform or breach cannot be Completely Cured. For purposes of this paragraph, "Completely Cured" means that such failure to perform or breach is cured so that, in the reasonable judgment of EVANS SYSTEMS, such failure to perform or breach will have had no effect on or caused no damage to EVANS SYSTEMS.

     (c) Rights upon Termination. On any termination or expiration of this Agreement EVANS SYSTEMS shall immediately pay to Child Watch all amounts due and owing hereunder, including but not limited to all Minimum Guarantees, as prorated to the effective date of termination not already paid by EVANS SYSTEMS.

         EVANS SYSTEMS will be deemed to have automatically and irrevocably assigned, transferred, and conveyed to Child Watch any rights, equities, good will, titles or other rights in and to the Licensed Marks developed during the Term which may have been obtained by EVANS SYSTEMS or which may have vested in EVANS SYSTEMS in pursuance of any endeavors covered hereby, and EVANS SYSTEMS will execute any instruments requested by Child Watch to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without other consideration than the mutual covenants and considerations of this Agreement.

         EVANS SYSTEMS shall immediately discontinue the use of all Child Watch Branded Merchandise, Licensed Services and Licensed Marks, including advertising, promotional materials, packaging and other objects bearing any Licensed Marks. EVANS SYSTEMS shall have the right to sell the remaining Licensed Article(s) within the licensed territory for a period of one hundred and eighty (180) days following expiration of the License Term ("Sell-off Period) provided that: (i) the provisions of this Agreement, including those concerning the calculation and payment of Royalties, shall remain in force and effect during the Sell-off Period, (ii) within sixty (60) days from the expiration of the Sell-off Period, EVANS SYSTEMS shall furnish to Child Watch a statement showing the quantity, type, class, category, sku number and condition of Licensed Article(s) and/or Advertising and Promotion materials then on hand or held for EVANS SYSTEMS's inventory ("Final Inventory").

     (d) Child Watch may immediately license others to use the Child Watch Licensed Marks to produce, sell, market and advertise products or services similar or identical to the Licensed Products or Services by any means and methods throughout the Territory.

24. Wherever the context so requires, the singular number shall include the plural and the plural shall include the singular.

25. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

26. Neither Company, nor Consultant, shall have the right to assign or delegate this Agreement or any rights or obligations created hereby unless the non-assigning party expressly approves the assignment in writing.

27. All notices must be in writing and sent to the appropriate address listed above, or to such other address as either party may designate in writing, by first class mail and either certified mail return receipt requested or overnight courier service. In the case of certified mail notice shall be deemed given as of the date of deposit with the United States Postal Service, and in case of overnight courier service notice shall be deemed given as of the date of deposit with such overnight courier service.

28. All documentation and information which is designated by the Delivering Party (herein so called) as proprietary or confidential, including without limitation drawings, Source Code, computer program listings, techniques, algorithms and processes and technical and marketing information ("Confidential Information") which is supplied by the Delivering Party to the Receiving Party (herein so called) in connection with this Agreement (other than documentation and information intended for distribution to third parties) shall be treated confidentially by the Receiving Party and its employees and shall not be disclosed by the Receiving Party without the Delivering Party's prior written consent. Information shall not be considered to be Confidential Information if it (1) is already or otherwise becomes publicly known through no act of the Receiving Party; (2) is lawfully received from third parties subject to no restriction of confidentiality; (3) can be shown by the Receiving Party to have been independently developed by it prior to such disclosure; or (4) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law or by court or administrative order, provided that the Receiving Party shall send notice of such proposed disclosure to the Delivering Party and shall allow the Delivering Party to seek a protective order or take other reasonable steps to protect the confidentiality thereof. The Receiving Party agrees to protect the Confidential Information of the Delivering Party with the same standard of care and procedures which it uses to protect its own trade secrets and proprietary information. The Receiving Party agrees to be responsible for its directors, officers, employees, contractors and consultants maintaining the confidentiality of the Confidential Information in accordance with the terms of this Section. Notwithstanding any provision of this Agreement to the contrary, the Receiving Party may only use the Confidential Information of the Delivering Party in order to perform its obligations under or in connection with this Agreement unless otherwise authorized by the Receiving Party.

29.  Liable.

     (a) In no event shall Licensee be liable for any loss of profits, loss of business, loss of use or of data, interruption of business, or for indirect, special, incidental or consequential damages of any kind whether under this Agreement or otherwise, even if Licensee has been advised of the possibility of such damages, or for any claim against Licensor by any other party. In no case will Licensee be liable for any representation or warranty made to any third party by Licensor.

     (b) In no event shall Licensor be liable for any loss of profits, loss of business, loss of use or of data, interruption of business, or for indirect, special, incidental or consequential damages of any kind whether under this Agreement or otherwise, even if Licensor has been advised of the possibility of such damages, or for any claim against Licensee by any other party. In no case will Licensor be liable for any representation or warranty made to any third party by Licensee.

     (c) Notwithstanding anything in this Agreement to the contrary, either party's entire liability to the other party for damages concerning performance or nonperformance by the other party or in any way related to the subject matter of this Agreement and regardless of whether the claim for such damages is based in contract or in tort, shall not exceed the amount of the payments made hereunder by either party to the other party in the six months prior to such claim.

     (d) Notwithstanding the above, each party shall be responsible to the other for any and all damages of any kind in an award or settlement of (a) a breach of the confidentiality provisions of this Agreement. The limitations in this Section shall apply notwithstanding any failure of essential purpose of any limited remedy.

In witness hereof, the parties have executed this Agreement the date first above written.

Licensor:

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Child Watch of North America, Inc.
By:



Licensee:

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Evans Systems, Inc.
By:  Frank Moody, President